Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-201525) on Form S-8 of Peak Resorts, Inc. and Subsidiaries of our report dated July 14, 2016, relating to the consolidated financial statements Peak Resorts, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Peak Resorts, Inc. and Subsidiaries for the year ended April 30, 2016.

/s/ RSM US LLP

St. Louis, Missouri

July 14, 2016